Exhibit 99.1

Press Release

Contact:	Media:	Investors:
	Kevin Heine	Andy Clark
	+1 212 635 1569	+1 412 234 4633
	kevin.heine@bnymellon.com	andy.clark@bnymellon.com

The Bank of New York Mellon Repurchases Preferred Stock Related to TARP Capital Investment

NEW YORK, June 17, 2009 - The Bank of New York Mellon Corporation, the global leader in asset management and securities servicing, today repurchased the 3 million shares of its preferred stock issued to the U.S. Treasury last October as part of the TARP Capital Purchase Program. The company has paid the Treasury $3,036,250,000, which reflects the liquidation value of the preferred stock and $36.25 million of accrued but unpaid dividends.

Related to this repurchase, the company will record an after-tax charge of approximately $197 million in the second quarter of 2009, representing the difference between the amortized cost of the preferred stock and the repurchase price.

Additionally, the company intends to notify the Treasury that it intends to repurchase, at fair market value, the warrant that the Treasury holds to purchase approximately 14.5 million shares of the company’s common stock.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $19.5 trillion in assets under custody and administration, $881 billion in assets under management, services more than $11 trillion in outstanding debt and processes global payments averaging $1.8 trillion per day. Additional information is available at www.bnymellon.com.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the Company’s expectations with respect to the after-tax charge and the repurchase of the TARP warrant. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the Company’s other filings with the Securities and Exchange Commission.